EXHIBIT 99.4


Minnesota Department of Agriculture
90 West Plato Boulevard
Saint Paul, Minnesota 55107
(651) 297-1629

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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE: TUESDAY, FEBRUARY 16, 1999

CONTACT: Michael Schommer, Communications Coordinator, 651-297-1629

          MDA INSPECTORS CONFIRM PRESENCE OF LISTERIA IN KOHLER PLANT
            DEPARTMENT HELPS COMPANY DEVELOP PREVENTIVE ACTION PLAN

     ST. PAUL, Minn. - The Minnesota Department of Agriculture today announced that it has confirmed the presence of LISTERIA MONOCYTOGENES in the White Bear Lake dairy processing plant operated by Kohler Mix Specialties. The Department continues to work with Kohler to implement an action plan to prevent future contamination.

Kohler issued a voluntary recall after receiving indications that a portion of its dairy product line was potentially contaminated with the bacteria. In an ensuing investigation of the Kohler facility, MDA examined 47 suspect products and took 87 environmental samples from throughout the plant. There have been nine product samples confirmed positive for Listeria. In addition, six environmental samples have tested positive for Listeria. One sample came from the floor underneath a carton filling machine, one from a floor drain, one from the floor between two fillers, and three from the equipment surfaces on the undersides of the three fillers.

Kohler has advised the department that the areas in question have been cleaned and sanitized. In addition, Kohler has submitted a detailed action plan to MDA and the Food and Drug Administration outlining corrective steps that have been taken or will be taken to reduce the risk of future contamination. The plant plans to resume production of cartoned product tomorrow, February 17. Until further notice all dairy products produced by the plant will be held and tested to ensure they are not contaminated. Product release decisions will be based on product sampling and environmental sampling information.

The positive environmental samples from the Kohler plant are located outside the product zone, and it is not known exactly how the bacteria may have moved into the product line. According to MDA Assistant Director Doug Engebretson, that uncertainty is not unusual and is due in part to the low rate of product contamination (9 positive samples out of millions of dairy cartons produced at the plant).

"It is extremely difficult in situations of random, low level contamination to identify an exact route of transfer from an environmental location to a product," Engebretson said. "This was particularly challenging when the production dates ranged from December 23 to


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January 7. We worked with Kohler to set up an action plan that identifies the nine most likely routes of transmission and we reviewed the action steps designed to eliminate those routes."

The possible routes include cross contamination due to inadequate operating procedures, improper or inadequate cleaning practices, contamination of equipment through downtime and maintenance work, and improper or open seals. The action steps include thorough cleaning and sanitizing of the Kohler facility, enhanced employee training, detailed modifications of operating procedures, development of a new product sampling and release program, and expanded environmental monitoring. MDA and the FDA will continue to monitor the Kohler plant to determine the effectiveness of the corrective actions as they are fully implemented.

Consumption of Listeria-contaminated products can lead to listeriosis, a condition often marked by short-term flu-like symptoms in healthy adults and older children. However, listeriosis can present more serious health problems for pregnant women, the elderly, the very young, and those with weakened immune systems. According to the Minnesota Department of Health, there have been no confirmed cases of listeriosis associated with the Kohler recall. However, health officials will remain watchful in the coming weeks, as the organism can have an incubation period of up to 70 days.

For more information about the recall, contact Kohler at 1-800-446-0994. For information from the MDA, contact Theresa Dziuk at 651-282-5986. People who want to know more about symptoms or think they may have become ill from suspect product can call the Minnesota Department of Health toll free at 1-800-657-3903.

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 THIS RELEASE IS AVAILABLE ON THE WORLD WIDE WEB AT http://www.mda.state.mn.us
     BROADCASTERS: ACTUALITY AVAILABLE BY CALLING 1-800-967-AGRI (2474) OR
                                  651-297-5174.


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